Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

GulfMark Offshore, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GulfMark Offshore, Inc. and consolidated subsidiaries (the Company) as of December 31, 2017 (Successor) and 2016 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the periods of November 15, 2017 to December 31, 2017 (Successor), January 1, 2017 to November 14, 2017 (Predecessor), and for the years ended December 31, 2016 and 2015 (Predecessor), and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 (Successor) and 2016 (Predecessor), and the results of its operations and its cash flows for the periods of November 15, 2017 to December 31, 2017 (Successor), January 1, 2017 to November 14, 2017 (Predecessor) and for the years ended December 31, 2016 and 2015 (Predecessor), in conformity with U.S. generally accepted accounting principles.

New Basis of Presentation

As discussed in Note 1 to the consolidated financial statements, on October 4, 2017, the United States Bankruptcy Court in the District of Delaware entered an order confirming the Company’s plan for reorganization under Chapter 11 of the Bankruptcy Code, which became effective on November 14, 2017. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Note 2.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2011.

/s/ KPMG LLP

Houston, Texas

April 2, 2018

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Successor	Predecessor
	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$64,613	$8,822
Trade accounts receivable, net of allowance for doubtful accounts of $3,470 and $2,482, respectively	20,378	22,043
Other accounts receivable	7,471	7,650
Inventory	1,323	7,465
Prepaid expenses	4,319	3,799
Other current assets	5,416	1,813

Total current assets	103,520	51,592

Vessels, equipment, and other fixed assets at cost, net of accumulated depreciation and amortization of $4,392 and $468,817, respectively	363,845	970,522
Construction in progress	283	24,698
Deferred costs and other assets	4,307	5,713

Total assets	$471,955	$1,052,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$483,326
Accounts payable	12,770	11,666
Income and other taxes payable	1,540	3,678
Accrued personnel costs	5,040	9,109
Accrued interest expense	451	8,163
Accrued restructuring charges	7,458	—
Accrued professional fees	1,825	5,791
Other accrued liabilities	3,406	3,514

Total current liabilities	32,490	525,247

Long-term debt	92,365	—
Long-term income taxes:
Deferred income tax liabilities	2,992	56,716
Other income taxes payable	18,374	17,768
Other liabilities	1,244	3,173
Stockholders’ equity:
Successor:
Preferred stock, $0.01 par value; 5,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 25,000 shares authorized; 7,043 shares issued and 7,042 outstanding	70	—
Additional paid-in capital	317,932	—
Retained earnings	3,511	—
Accumulated other comprehensive income	2,977	—
Treasury stock	(70)	—
Deferred compensation	70	—
Predecessor:
Preferred stock, $0.01 par value; 2,000 shares authorized; no shares issued	—	—
Class A Common stock, $0.01 par value; 60,000 shares authorized; 29,104 shares issued and 27,122 outstanding; Class B Common Stock $.01 par value; 60,000 shares authorized; no shares issued	—	278
Additional paid-in capital	—	411,983
Retained earnings	—	241,207
Accumulated other comprehensive loss	—	(148,402)
Treasury stock, at cost	—	(64,580)
Deferred compensation	—	9,135

Total stockholders’ equity	324,490	449,621

Total liabilities and stockholders’ equity	$471,955	$1,052,525

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Successor	Predecessor
	Period from November 15, 2017	Period from January 1, 2017
	Through December 31, 2017	Through November 14, 2017	Year Ended December 31,
			2016	2015
Revenue	$13,593	$88,229	$123,719	$274,806

Costs and expenses:
Direct operating expenses	9,859	69,821	83,165	169,837
Drydock expenses	—	5,432	4,662	15,387
General and administrative expenses	3,407	32,369	37,663	47,280
Pre-petition restructuring charges	1	17,861	—	—
Depreciation and amortization	4,425	47,721	58,182	72,591
Impairment charges	—	—	162,808	152,103
Loss on sale of assets and other	—	5,207	8,564	1,160

Total costs and expenses	17,692	178,411	355,044	458,358

Operating loss	(4,099)	(90,182)	(231,325)	(183,552)

Other income (expense):
Interest expense	(1,343)	(28,815)	(33,486)	(36,946)
Interest income	57	26	133	260
Gain on extinguishment of debt	—	—	35,912	458
Reorganization items	(969)	(319,922)	—	—
Other financing costs	—	—	(11,287)	—
Foreign currency loss and other	(439)	(270)	(2,384)	(1,088)

Total other expense	(2,694)	(348,981)	(11,112)	(37,316)

Loss before income taxes	(6,793)	(439,163)	(242,437)	(220,868)
Income tax benefit	10,304	38,244	39,458	5,633

Net income (loss)	$3,511	$(400,919)	$(202,979)	$(215,235)

Earnings (loss) per share:
Basic	$0.35	$(15.47)	$(8.09)	$(8.70)
Diluted	$0.35	$(15.47)	$(8.09)	$(8.70)
Weighted average shares outstanding:
Basic	9,998	25,917	25,094	24,729

Diluted	9,998	25,917	25,094	24,729

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor	Predecessor
	Period from November 15	Period from January 1
	Through December 31, 2017	Through November 14, 2017	Year Ended December 31,
			2016	2015
		(In thousands)
Net income (loss)	$3,511	$(400,919)	$(202,979)	$(215,235)
Comprehensive income:
Foreign currency and other gain (loss)	2,977	29,301	(52,168)	(65,569)

Total comprehensive income (loss)	$6,488	$(371,618)	$(255,147)	$(280,804)

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock at $0.01 Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock		Deferred Compensation	Total Stockholders’ Equity
					Shares	Share Value
Predecessor
Balance at December 31, 2014	$271	$410,641	$659,403	$(30,665)	(2,484)	$(78,441)	$7,544	$968,753
Net loss	—	—	(215,235)	—	—	—	—	(215,235)
Issuance of common stock	3	9,890	—	—	—	—	—	9,893
Deferred compensation plan	—	(3,242)	—	—	(104)	(1,176)	1,176	(3,242)
Treasury stock activity (net)	—	—	—	—	45	3,695	—	3,695
Forfeiture of dividends	—	—	13	—	—	—	—	13
Translation adjustment	—	—	—	(65,569)	—	—	—	(65,569)

Balance at December 31, 2015	274	417,289	444,181	(96,234)	(2,543)	(75,922)	8,720	698,308

Net loss	—	—	(202,979)	—	—	—	—	(202,979)
Issuance of common stock	4	6,265	—	—	—	—	—	6,269
Deferred compensation plan	—	(11,571)	—	—	(263)	(415)	415	(11,571)
Treasury stock activity (net)	—	—	—	—	220	11,757	—	11,757
Dividends paid	—	—	5	—	—	—	—	5
Translation adjustment	—	—	—	(52,168)	—	—	—	(52,168)

Balance at December 31, 2016	278	411,983	241,207	(148,402)	(2,586)	(64,580)	9,135	449,621

Net loss	—	—	(400,919)	—	—	—	—	(400,919)
Issuance of common stock	18	3,718	—	—	—	—	—	3,736
Deferred compensation plan	—	(29,685)	—	—	(945)	(193)	193	(29,685)
Treasury stock activity (net)	—	—	—	—	842	29,892	—	29,892
Stock compensation tax adjustment	—	—	5,931	—	—	—	—	5,931
Translation adjustment	—	—	—	29,301	—	—	—	29,301

Balance at November 14, 2017 (Predecessor)	296	386,016	(153,781)	(119,101)	(2,689)	(34,881)	9,328	87,877

Cancellation of Predecessor equity	(296)	(386,016)	153,781	119,101	2,689	34,881	(9,328)	(87,877)

Balance at November 14, 2017 (Predecessor)	$—	$—	$—	$—	—	$—	$—	$—

Successor
Issuance of Successor common stock-
Rights offering	$43	$124,936	$—	$—	—	$—	$—	$124,979
Backstop commitment premium	4	7,496	—	—	—	—	—	7,500
Exchange of claims	23	185,500	—	—	—	—	—	185,523
Net income	—	—	3,511	—	—	—	—	3,511
Deferred compensation plan	—	—	—	—	(2)	(70)	70	—
Translation adjustment	—	—	—	2,977	—	—	—	2,977

Balance at December 31, 2017	$70	$317,932	$3,511	$2,977	(2)	$(70)	$70	$324,490

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Period from November 15	Period from January 1, 2017
	to December 31, 2017	to November 14, 2017	Year Ended December 31,
			2016	2015
		(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,511	$(400,919)	$(202,979)	$(215,235)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,425	47,721	58,182	72,591
Amortization of deferred financing costs	275	10,314	3,254	2,394
Amortization of stock-based compensation	—	2,805	5,209	6,735
Provision for doubtful accounts receivable, net of write offs	—	879	1,801	(862)
Deferred income tax provision (benefit)	(9,658)	66,004	(38,456)	(3,784)
Loss on sale of assets	—	5,207	8,564	1,160
Impairment charges	—	—	162,808	152,103
Gain on extinguishment of debt	—	—	(35,912)	(458)
Other financing costs	—	—	5,988	—
Foreign currency (gain) loss	392	(428)	1,025	(160)
Reorganization items, net	—	188,286	—	—
Change in operating assets and liabilities —
Accounts receivable	(1,275)	3,205	15,144	47,317
Prepaids and other	714	(3,229)	1,677	214
Accounts payable	424	238	(593)	(8,602)
Other accrued liabilities and other	(8,064)	16,099	(9,051)	(10,056)

Net cash (used in) provided by operating activities	(9,256)	(63,818)	(23,339)	43,357

Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(141)	(24,983)	(16,188)	(35,428)
Release of deposits held in escrow	—	—	—	3,683
Proceeds from disposition of vessels, equipment and other fixed assets	—	3,065	6,529	8,910

Net cash used in investing activities	(141)	(21,918)	(9,659)	(22,835)

Cash flows from financing activities:
Proceeds from debt, net of direct financing cost	—	227,443	—	—
Repayments of debt	—	(187,637)	—	—
Rights offering proceeds	—	124,979	—	—
Repuchase of 6.375% senior notes	—	—	(33,448)	(542)
Repayment of revolving loan facility	—	—	(5,000)	(91,000)
Borrowings under revolving loan facility, net	—	—	65,194	47,000
Debt issuance costs	(862)	(9,398)	(971)	(3,566)
Other financing costs	—	(4,299)	(5,988)	—
Proceeds from issuance of stock	—	—	380	827

Net cash provided by (used in) financing activities	(862)	151,088	20,167	(47,281)

Effect of exchange rate changes on cash	(67)	765	(286)	(2,087)

Net increase (decrease) in cash and cash equivalents	(10,326)	66,117	(13,117)	(28,846)
Cash and cash equivalents at beginning of year	74,939	8,822	21,939	50,785

Cash and cash equivalents at end of year	$64,613	$74,939	$8,822	$21,939

Supplemental cash flow information:
Interest paid, net of interest capitalized	$1	$7,514	$30,820	$29,834

Income taxes paid, net	$—	$1,456	$2,124	$2,048

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

GulfMark Offshore, Inc. and its subsidiaries (collectively referred to as “we”, “us”, “our” or the “Company”) own and operate offshore supply vessels, principally in the North Sea, offshore Southeast Asia and offshore the Americas. The vessels provide transportation of materials, supplies and personnel to and from offshore platforms and drilling rigs. Some of these vessels also perform anchor handling and towing services.

On May 17, 2017, GulfMark Offshore, Inc. filed a voluntary petition, or the Chapter 11 Case, under chapter 11 of title 11 of the United States Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court. On October 4, 2017, the Bankruptcy Court entered an order, or the Confirmation Order, approving the Amended Chapter 11 Plan of Reorganization, as confirmed, or the Plan. On November 14, 2017, or the Effective Date, the Plan became effective pursuant to its terms and we emerged from the Chapter 11 Case. For a more detailed discussion of our bankruptcy proceedings and our emergence from bankruptcy, see Note 2.

On the Effective Date, we adopted and applied the relevant guidance with respect to the accounting and financial reporting for entities that have emerged from bankruptcy proceedings, or Fresh Start Accounting. Under Fresh Start Accounting, our balance sheet on the Effective Date reflects all of our assets and liabilities at their fair values. Our emergence and the adoption of Fresh Start Accounting resulted in a new reporting entity, or the Successor, for financial reporting purposes. To facilitate our discussion and analysis of our vessels, financial condition and results of operations herein, we refer to the reorganized company as the Successor for periods subsequent to November 14, 2017 and the Predecessor for periods prior to November 15, 2017. For a more detailed discussion, including the disclosure of our final Predecessor balance sheet as of November 14, 2017 and our beginning Successor balance sheet as of November 15, 2017, see Note 2.

Principles of Consolidation

Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The accompanying consolidated financial statements include significant estimates for allowance for doubtful accounts receivable, depreciable lives of vessels and equipment, income taxes and commitments and contingencies. While we believe current estimates are reasonable and appropriate, actual results could differ from these estimates.

Cash and Cash Equivalents

Our investments, consisting of U.S. Government securities and commercial paper with original maturities of up to three months, are included in cash and cash equivalents in the accompanying consolidated balance sheets and consolidated statements of cash flows.

Vessels and Equipment

Vessels and equipment are stated at cost, net of accumulated depreciation, which is provided by the straight-line method over their estimated useful life. At the date of emergence from bankruptcy, we adopted new accounting policies to reflect our change in estimates related to useful lives of our vessels and estimated salvage value of our vessels. The Successor is depreciating the cost of our vessels over 20 years to an estimated salvage value of five percent of original cost. The Predecessor depreciated the cost of our vessels over 25 years to an estimated salvage value of 15 percent of original cost. Interest is capitalized in connection with the construction of vessels. The capitalized interest is included as part of the asset to which it relates and is depreciated over the asset’s estimated useful life. In the Successor 2017 period we did not capitalize any interest. In the Predecessor 2017 period we capitalized $0.1 million and in the Predecessor years ended December 31, 2016 and 2015 we capitalized $2.6 million and $5.0 million, respectively. Office equipment, furniture and fixtures, and vehicles are depreciated over two to five years.

We incur significant costs for each vessel every 30 months for scheduled drydocks which are required to maintain our vessels in class. At the date of emergence from bankruptcy, the Successor adopted an accounting policy whereby we capitalize drydock costs and amortize the expense over 30 months. The Predecessor expensed drydock costs as they were incurred.

Major renovation costs and modifications that extend the life or usefulness of the related assets are capitalized and depreciated over the assets’ estimated remaining useful lives. Maintenance and repair costs are expensed as incurred. Included in the consolidated statements of operations for the Successor 2017 period is $1.5 million of maintenance and repairs. In the Predecessor 2017 period and the Predecessor years ended December 31, 2016 and 2015, we recorded $9.0 million, $9.3 million and $19.3 million, respectively, of costs for maintenance and repairs.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever there is evidence that the carrying amount of such assets may not be recoverable. This review consists of comparing the carrying amount of the asset with its expected future undiscounted cash flows before tax and interest costs. If the asset’s carrying amount is less than such cash flow estimate, it is written down to its fair value on a discounted cash flow basis. Estimates of expected future cash flows represent management’s best estimate based on currently available information and reasonable and supportable assumptions. Any impairment recognized is permanent and may not be restored. See Note 3 for the results of our impairment analyses.

Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts receivable and payable (which are stated at carrying value which approximates fair value) and long-term debt. Periodically, we enter into forward derivative contracts to hedge our exposure to interest rate or foreign currency fluctuations. In the past, we have had open positions in such derivative contracts that are considered financial instruments for which we would disclose certain fair value information. As of December 31, 2017 for the Successor and December 31, 2016 for the Predecessor, there were no forward derivative open contracts.

Deferred Costs and Other Assets

Deferred costs and other assets consist primarily of deferred financing costs for revolving credit arrangements, deferred vessel mobilization costs and deferred drydock costs. Deferred financing costs are amortized over the expected term of the related debt. Should the debt for which a deferred financing cost has been recorded terminate by means of payment in full, tender offer or lender termination, the associated deferred financing costs would be immediately expensed.

In connection with new long-term contracts, costs incurred that directly relate to mobilization of a vessel from one region to another are deferred and recognized over the primary contract term. Should either party terminate the contract prior to the end of the original contract term, the deferred amount would be immediately expensed. Costs of relocating vessels from one region to another without a contract are expensed as incurred.

Revenue Recognition

Revenue from charters for offshore marine services is recognized as performed based on contractual charter rates and when collectability is reasonably assured. Currently, charter terms range from as short as several days to as long as 5 years in duration. Management services revenue is recognized in the period in which the services are performed.

Income Taxes

We recognize the amount of current year income taxes payable or refundable and deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns previously filed. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect for the years in which the differences are expected to reverse. The likelihood and amount of future taxable income and tax planning strategies are included in the criteria used to determine the timing and amount of net deferred tax assets recognized for net operating loss and tax credit carry-forwards in our consolidated financial statements. These deferred tax assets are, when appropriate, reduced by a valuation allowance resulting in net deferred tax assets that are more likely than not to be realized.

A significant amount of judgment in our use of assumptions and estimates is required in our methodology for determining and recording income taxes. In some instances we use forecasts of expected operations and related tax implications and we consider the possibility of implementing tax planning strategies. Such variables can result in uncertainty and measurable variation between anticipated and actual results can occur. Changes to these variables as a result of unforeseen events may have a material impact on our income tax accounts.

In recent years we have had operations in over 40 countries and are or have been subject to a significant number of taxing jurisdictions. Our income earned in these jurisdictions is taxed on various bases, including actual income earned, deemed profits, and revenue based withholding taxes. Our income tax determinations involve the interpretation of applicable tax laws, tax treaties, and related tax rules and regulations of those jurisdictions. Changes in tax law, currency/repatriation controls and interpretation of local tax laws by the relevant tax authority could impact our income tax liabilities or assets in those jurisdictions.

On December 22, 2017, the statute originally named the Tax Cuts and Jobs Act, or the 2017 Tax Act, was signed into law making significant changes to the Internal Revenue Code, or the Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017 as well as a one-time transition tax related to the U.S. taxation of foreign earnings and profits that had not been previously taxed in the U.S. We have estimated our provision for income taxes in accordance with the 2017 Tax Act guidance available as of the date of this report and as a result have recorded $15.2 million as additional income tax benefit in the fourth quarter of 2017, the period in which the legislation was enacted.

On December 22, 2017, Staff Accounting Bulletin No. 118, or SAB 118, was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the 2017 Tax Act. In accordance with SAB 118, we have determined that the $15.2 million of the deferred tax benefit recorded in connection with the one-time transition tax on foreign earnings and profits and the remeasurement of certain deferred tax assets and liabilities are provisional amounts and represent a reasonable estimate at December 31, 2017. Any subsequent adjustment to these amounts will be recorded to income tax expense in the quarter of 2018 when the analysis is complete.

In addition, we also account for uncertainty in income taxes by utilizing a more likely than not, or greater than 50% probability, minimum recognition threshold for measurement of a tax position taken or expected to be taken in a tax return that would be sustained upon examination by the relevant tax authorities. We recognize penalties and/or interest related to uncertain tax benefits as a component of income tax expense. Numerous factors contribute to our evaluation and estimation of our tax positions and related tax liabilities and /or benefits, which may be adjusted periodically and may be resolved differently than we anticipate. See Note 7.

Foreign Currency Translation

The local currencies of the majority of our foreign operations have been determined to be their functional currencies, except for certain foreign operations whose functional currency has been determined to be the U.S. Dollar, based on an assessment of the economic circumstances of the foreign operations. Assets and liabilities of our foreign affiliates are translated at year-end exchange rates, while revenue and expenses are translated at average rates for the period. As a result, amounts related to changes in assets and liabilities reported in the consolidated statements of cash flows will not necessarily agree to changes in the corresponding balances on the consolidated balance sheets. We consider most intercompany loans to be long-term investments; accordingly, the related translation gains and losses are reported as a component of stockholders’ equity. Transaction gains and losses are reported directly in the consolidated statements of operations. In the Successor 2017 period, the Predecessor 2017 period and during the Predecessor years ended December 31, 2016 and 2015 we reported net foreign currency losses in the amounts of $0.1 million, $0.3 million, $2.4 million and $1.1 million, respectively.

Concentration of Credit Risk

We extend credit to various companies in the energy industry that may be affected by changes in economic or other external conditions. Our policy is to manage our exposure to credit risk through credit approvals and limits. Our trade accounts receivable are aged based on contractual payment terms and an allowance for doubtful accounts is established in accordance with our written corporate policy. The age of the trade accounts receivable, customer collection history and management’s judgment as to the customer’s ability to pay are considered in determining whether an allowance is necessary. For the Successor period ended December 31, 2017, there were no significant write-offs or increases in our allowance for doubtful accounts and no customer accounted for 10% or more of the Successor’s total consolidated revenue. For the Predecessor period ended November 14, 2017, the Predecessor reserved $1.0 million related to Southeast Asia and Americas customers and had revenue from one customer in the Americas which accounted for 10% or more of total consolidated revenue, totaling $9.0 million or 10.2% of total consolidated revenue. In 2016, the Predecessor reserved $1.8 million related to three Southeast Asia customers. For the year ended December 31, 2016, no customer accounted for 10% or more of the Predecessor’s total consolidated revenue. For the year ended December 31, 2015, the Predecessor had revenue from one customer in the North Sea and one customer in the Americas which each accounted for 10% or more of total consolidated revenue, totaling $32.4 million and $31.9 million, respectively, or 23.5% of total consolidated revenue.

Stock-Based Compensation

The Predecessor had share-based compensation plans covering officers and other employees as well as the Predecessor Board of Directors. Stock-based grants made under the Predecessor’s stock plans were recorded at fair value on the date of the grant and the cost was recognized ratably over the vesting period for the restricted stock and the stock options. The fair value of stock option awards was determined using the Black-Scholes option-pricing model. Restricted stock awards were valued using the market price of the Predecessor’s Class A common stock on the grant date. Our stock-based compensation plans are more fully described in Note 9.

Our employee stock purchase plan would be considered compensatory whereby it allowed all of our U.S. employees and employees of participating subsidiaries to acquire shares of the Predecessor’s Class A common stock at 85% of the fair market value of the Class A common stock under a qualified plan as defined by Section 423 of the Code. The employee stock purchase plan was terminated in the first quarter of 2017.

Warrants

We account for common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. The warrants to acquire shares of Successor common stock at an exercise price of $.01 per share, or the Noteholder Warrants, and the warrants to acquire shares of Successor common stock at an exercise price of $100.00 per share, or the Equity Warrants, both qualify for the scope exception in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, No. 815, “Derivatives and Hedging,” for derivative accounting and therefore qualify for classification as equity. The equity scope exception is subject to review in each subsequent reporting period.

Earnings Per Share

Basic earnings per share, or EPS, is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is computed using the treasury stock method for common stock equivalents. The Successor issued Noteholder Warrants to purchase common stock to certain of holders of the Predecessor’s long-term debt in the emergence from bankruptcy. The Noteholder

Warrants have an exercise price of $.01 per share and are immediately exercisable. As a result, the Noteholder Warrants are considered to be outstanding shares of common stock and are included in the denominator of both basic and diluted EPS. The Equity Warrants issued to the Predecessor’s stockholders are not participating securities and do not impact basic EPS prior to exercise.

Reclassifications

Certain reclassifications of previously reported information have been made to conform to the current year presentation.

New Accounting Pronouncements

In May 2014, the FASB, issued Accounting Standards Update, or ASU, 2014-09, “Revenue from Contracts with Customers.” The ASU will replace most existing revenue recognition guidance in U.S. GAAP. The core principle of the new standard is that a company will recognize revenue when it transfers control of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for these goods or services. We have determined that the adoption of this standard will not have a material effect on our financial condition, results of operations, or cash flows. We are adopting this standard effective January 1, 2018 using the retrospective option with practical expedients.

In February 2016, the FASB issued ASU 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing all leases on the balance sheet and disclosing key information about leasing arrangements. The main difference between current accounting standards and ASU 2016-02 is the recognition of assets and liabilities by lessees for those leases classified as operating leases under current accounting standards. While we are continuing to assess all potential impacts of these standards, we expect the measurement and recording of our revenues related to the offshore marine support and transportation services to remain substantially unchanged. However, the actual revenue recognition treatment required under the new standard may be dependent on contract-specific terms and may vary in some instances. The new standard is effective for fiscal years beginning after December 15, 2018. We intend to adopt the new lease standard on January 1, 2019.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows Classification of Certain Cash Receipts and Cash Payments.” The objective of the new standard is to eliminate diversity in practice related to the classification of certain cash receipts and payments by adding or clarifying guidance on eight classification issues related to the statement of cash flows. This standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The standard should be applied retrospectively to all periods presented. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard effective January 1, 2018.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes, Intra-Entity Transfers of Assets Other Than Inventory.” This standard requires recognition of tax consequences in the period in which a transfer takes place, with the exception of inventory transfers. There will be an immediate effect on earnings if the tax rates in the tax jurisdictions of the selling entity and buying entity are different. The new standard is effective for fiscal years beginning after December 15, 2017. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard effective January 1, 2018.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. The ASU is intended to reduce diversity in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows and requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard January 1, 2018.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations - Clarifying the Definition of a Business” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. ASU 2017-01 is effective in annual periods beginning after December 15, 2017. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard effective January 1, 2018.

(2) EMERGENCE FROM BANKRUPTCY PROCEEDINGS AND FRESH START ACCOUNTING

On May 17, 2017, GulfMark Offshore, Inc. filed the Chapter 11 Case under the Bankruptcy Code in the Bankruptcy Court, and on October 4, 2017, the Bankruptcy Court entered the Confirmation Order approving the Plan. On the Effective Date, November 14, 2017, the Plan became effective pursuant to its terms and we emerged from the Chapter 11 Case.

Restructuring Support Agreement

On May 15, 2017, the Predecessor entered into a restructuring support agreement, or the RSA, with holders, or the Noteholders, of approximately 50% of the aggregate outstanding principal amount of the Predecessor’s senior notes, to support a restructuring on the terms of the Plan. The RSA provided for, among other things, the Predecessor’s $125 million cash rights offering, or the Rights Offering. Upon emergence from bankruptcy, we implemented the provisions of the RSA in accordance with the Plan on the Effective Date as follows:

•

Pursuant to the Rights Offering (subject to Jones Act limitations described below), eligible Noteholders purchased their pro rata share of 60% of the common stock of the Successor, or as applicable, Noteholder Warrants, or the Successor Equity. The Rights Offering was backstopped by certain Noteholders for a 6.0% commitment premium that was paid with an additional 3.6% of the Successor Equity. The participants in the Rights Offering received 4,340,733 shares of common stock and 1,659,269 Noteholder Warrants. In addition, the Noteholders that agreed to backstop the Rights Offering received 360,000 shares of common stock.

•

Each holder of the Predecessor’s senior notes received (subject to Jones Act limitations described below) its pro rata share of 35.65% of the Successor Equity, or 2,267,408 shares of common stock and 1,297,590 Noteholder Warrants.

•

The Jones Act, which applies to companies that engage in coastwise trade, requires that, among other things, with respect to a publicly traded company, the aggregate ownership of common stock by non-U.S. citizens be not more than 25% of its outstanding common stock. On the Effective Date, certain Noteholders who were eligible to receive common stock of the Successor pursuant to the Plan or the Rights Offering but who were non-U.S. holders received Noteholder Warrants to acquire common stock of the Successor at an exercise price of $.01 per share.

•

Outstanding Class A common stock of the Predecessor was cancelled and each holder of such Class A common stock received its pro rata share of (a) common stock representing in the aggregate 0.75% of the Successor Equity, or 75,000 shares, and (b) Equity Warrants with an exercise price of $100 per share for 7.5% of the equity of the Successor, or 810,811 Equity Warrants.

•

The Successor Equity purchased in the Rights Offering, issued to pay the backstop premium, issued in exchange for the Predecessor’s senior notes or in exchange for Predecessor’s Class A common stock is subject to dilution by the Successor Equity issued or issuable under the proposed management incentive plan and upon exercise of the Equity Warrants.

•

The Predecessor repaid in full its debtor-in-possession financing. Holders of allowed claims arising under administrative expense claims, priority claims and other secured claims of the Predecessor have received or will receive payment in full in cash. The Successor will continue to pay any general unsecured claims in the ordinary course of business.

Fresh Start Accounting

We adopted Fresh Start Accounting on the Effective Date in connection with our emergence from bankruptcy. Upon emergence from the Chapter 11 Case, we qualified for and adopted Fresh Start Accounting in accordance with the provisions set forth in FASB ASC No. 852, “Reorganizations” as (i) holders of existing shares of the Predecessor immediately before the Effective Date received less than 50 percent of the voting shares of the Successor entity and (ii) the reorganization value of the Successor was less than its post-petition liabilities and estimated allowed claims immediately before the Effective Date. Under Fresh Start Accounting, our balance sheet on the date of emergence reflects all of our assets and liabilities at their fair values. Our emergence and the adoption of Fresh Start Accounting resulted in a new reporting entity, or the Successor, for financial reporting purposes. To facilitate our discussion and analysis of our vessels, financial condition and results of operations herein, we refer to the reorganized company as the Successor for periods subsequent to November 14, 2017 and the Predecessor for periods prior to November 15, 2017. In addition, we adopted new accounting policies related to drydock expenditures and depreciation of our long-lived assets. See Note 1. As a result, our consolidated financial statements and the accompanying notes thereto after November 14, 2017 are not comparable to our consolidated financial statements and the accompanying notes thereto prior to November 15, 2017. Our presentations herein include a “black line” division to delineate and reinforce this lack of comparability. The effects of the Plan and the application of Fresh Start Accounting were reflected in the consolidated balance sheet as of November 14, 2017, and the related adjustments thereto were recorded in the consolidated statement of operations for the Predecessor period ended November 14, 2017.

Reorganization Value

As part of Fresh Start Accounting, we were required to determine the Reorganization Value of the Successor upon emergence from the Chapter 11 Case. Reorganization value represents the fair value of the Successor’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for our assets immediately after a restructuring. The reorganization value, which was derived from the Successor’s enterprise value, was allocated to our individual assets based on their estimated fair values (except for deferred income taxes) in accordance with FASB ASC No. 805, “Business Combinations.” The amount of deferred income taxes recorded was determined in accordance with FASB ASC No. 740, “Income Taxes.”

Enterprise value represents the estimated fair value of our long-term debt and shareholders’ equity. The Successor’s enterprise value, as approved by the Bankruptcy Court in support of the Plan, was estimated to be within a range of $300 million to $400 million. Based on the estimates and assumptions utilized in our Fresh Start Accounting process, we estimated the Successor’s enterprise value to be approximately $336 million. Fair values are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

The following table reconciles the enterprise value to the estimated fair value of our Successor common stock as of the Effective Date (in thousands, except shares outstanding):

Enterprise value	$335,862
Plus: Cash and cash equivalents	74,939
Less: Fair value of debt	(92,799)
Less: Fair value of warrants	(88,228)

Fair value of Successor common stock	$229,774
Shares outstanding as of November 14, 2017	7,041,521

The following table reconciles the enterprise value to the reorganization value of the Successor’s assets as of the Effective Date (in thousands):

Enterprise value	$335,862
Plus: Cash and cash equivalents	74,939
Plus: Current liabilities	36,138
Plus: Non-current liabilities excluding long-term debt	35,075

Reorganization value	$482,014

Reorganization Items

Our consolidated statements of operations for the Successor period ended December 31, 2017 and the Predecessor period ended November 14, 2017 include reorganization items which reflect gains recognized on the settlement of liabilities subject to compromise and costs and other expenses associated with the bankruptcy proceedings, principally professional fees as well as the Fresh Start Accounting adjustments. Similar costs that were incurred during the pre-petition periods have been reported as pre-petition restructuring charges in our consolidated statements of operations.

The following table summarizes the components included in reorganization items, in our consolidation statements of operations for the periods presented (in thousands):

	Successor	Predecessor
	November 15 Through December 31, 2017	January 1 Through November 14, 2017
Gains on the settlement of liabilities subject to compromise	$—	$(342,969)
Fresh start accounting adjustments	—	633,970
Legal and professional fees and expenses	969	28,921

Total reduction in value of assets	$969	$319,922

Valuation Process

The fair values of the Successor’s assets were determined with the assistance of a third-party valuation expert. The reorganization value was allocated to our individual assets and liabilities based on their estimated fair values. Our principal assets are our platform supply vessels. For purposes of estimating the fair value of our vessels we used a combination of the discounted cash flow method (income approach) that we discounted at rates ranging between 18% to 29%, the guideline public company method (market approach) and the cost approach. The income approach was utilized to estimate the fair value of vessels that generated positive returns on projected cash flows over the remaining economic useful life of the vessels. The market approach was used to estimate the fair value of vessels with projected cash flow losses. The fair value of our other personal property was determined utilizing cost approach adjusted, as needed, for asset type, age, physical deterioration and obsolescence.

The spare parts inventory were valued primarily using a combination of either (i) a cost approach that incorporated depreciation and obsolescence to the extent applicable on an asset-by-asset basis or (ii) market data for comparable assets to the extent that such information was available.

The remaining reorganization value is attributable to cash and cash equivalents and working capital assets including accounts receivable and prepaids. Accounts receivable were subjected to analysis on an individual basis and reserved to the extent appropriate. The remaining assets approximate their fair values on the Effective Date.

Liabilities on the Effective Date include borrowings under our Term Loan Facility, working capital liabilities, long-term deferred income tax, other long-term income taxes payable and other liabilities which are primarily multi-employer pension obligations. The fair value of borrowings under our Term Loan Facility was determined by reviewing the agreement governing the Term Loan Facility, analyzing the terms and comparing the interest rate to market rates. It was determined that the face value of the borrowings under our Term Loan Facility approximates fair value. See Note 5. Our working capital liabilities are obligations in the ordinary course of business and their carrying amounts approximate their fair values. The multi-employer pension obligations were valued at the present value of amounts expected to be paid. Other income taxes payable reflects amounts expected to be paid for income tax related penalties and interest as well as liabilities for uncertain tax positions.

The fair value of the Noteholder Warrants was determined utilizing the closing trading price of our common stock, subsequent to the Effective Date, less the $0.01 strike price. The fair value of the Equity Warrants was determined utilizing the Black Scholes Valuation model.

Although we believe the assumptions and estimates used to develop enterprise value and reorganization value are reasonable and appropriate, different assumptions and estimates could materially impact the analysis and resulting conclusions. The assumptions used in estimating these values are inherently uncertain and require judgment.

Successor Balance Sheet

The following table reflects the reorganization and application of Fresh Start Accounting adjustments the Predecessor’s Consolidated Balance Sheet as of November 14, 2017:

	Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Successor
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,900	$60,039	(1)			$74,939
Trade accounts receivable, net	18,722					18,722
Other accounts receivable	7,638					7,638
Inventory	7,489			(6,189)	(15)	1,300
Prepaid expenses	4,948	150	(2)			5,098
Restricted cash	3,460					3,460
Other current assets	1,880					1,880

Total current assets	59,037	60,189		(6,189)		113,037

Vessels, equipment, and other fixed assets, net	992,085			(626,429)	(15)	365,656
Construction in progress	1,166			(1,026)	(15)	140
Deferred costs and other assets	2,837	755	(3)	(411)	(15)	3,181

Total assets	$1,055,125	$60,944		$(634,055)		$482,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$118,066	$(118,066)	(4)			$—
Debtor in possession financing	29,000	(29,000)	(5)			—
Accounts payable	12,447	(196)	(6)			12,251
Income and other taxes payable	2,155					2,155
Accrued personnel costs	12,015	(5,126)	(7)			6,889
Accrued interest expense	1,503	(1,503)	(8)			—
Other accrued liabilities	4,255	10,588	(9)			14,843

Total current liabilities	179,441	(143,303)				36,138

Long-term debt		92,799	(10)			92,799
Long-term income taxes:
Deferred income tax liabilities	115,917			(102,239)	(15)	13,678
Other income taxes payable	18,489					18,489
Other liabilities	3,469			(561)	(15)	2,908

Total liabilities not subject to compromise	317,316	(50,504)		(102,800)		164,012

Liabilities subject to compromise	448,124	(448,124)	(11)			—
Stockholders’ equity:
Common stock (Predecessor)	296	(296)	(12)			—
Additional paid-in capital (Predecessor)	386,016	(386,016)	(12)			—
Accumulated other comprehensive loss (Predecessor)	(119,101)	119,101	(12)			—
Treasury stock, at cost (Predecessor)	(34,881)	34,881	(12)			—
Deferred compensation expense (Predecessor)	9,328	(9,328)	(12)			—
Common stock (Successor)	—	70	(13)			70
Additional paid-in capital (Successor)	—	317,932	(13)			317,932
Retained earnings	48,027	483,228	(14)	(531,255)	(16)	—

Total stockholders’ equity	289,685	559,572		(531,255)		318,002

Total liabilities and stockholders’ equity	$1,055,125	$60,944		$(634,055)		$482,014

Reorganization adjustments

(1)	Represents the net cash payments that occurred on the Effective Date

Sources:
Proceeds from the Term Loan	$100,000
Proceeds from the Rights Offering	124,979

Total sources		$224,979
Uses:
Repayment of Multi Currency Facility Agreeement	$72,000
Accrued interest payable on Multi Currency Facility Agreement	958
Repayment of Norwegian Facility Agreement	45,817
Accrued interest payable on Norwegian Facility Agreement	502
Repayment of Debtor in Possession financing	29,000
Accrued interest payable on Debtor in Possession financing	187
Debt issuance costs on the Term Loan and Revolving Credit Facility	6,706
Professional and success fees paid on the Effective Date	4,394
Payment of certain allowed claims	5,376

Total uses		164,940

		$ 60,039

(2)	Represents the capitalization of annual administration fee attributable to the $25 million Revolving Credit Facility and the $100 million Term Loan
(3)	Represents capitalization of debt issuance costs attributable to the $25 million Revolving Credit Facility
(4)	Represents repayment of Multi Currency Facility Agreement and Norwegian Facility Agreement
(5)	Represents repayment of Debtor in Possession financing
(6)	Represents payment of allowed claims
(7)	Represents payments of cash obligations under deferred compensation arrangements
(8)	Represents payments of interest payable on the Multi Currency Facility Agreement, the Norwegian Facility Agreement and the Debtor in Possession financing
(9)	Represents accrual for the remaining unpaid administrative expense claims
(10)	Represents initial borrowings under the Term Loan of $100 million, less debt issuance costs of $7.2 million
(11)	Liabilities subject to compromise and gain on settlement of liabilities subject to compromise are as follows:

Senior Notes	$429,640
Accrued interest on the Senior Notes	18,484

Total liabilities subject to compromise	$448,124
Fair value of equity and warrants issued to Predecessor Noteholders	(105,155)

Gain on settlement of liabilities subject to compromise	$342,969

(12)	Represents the cancellation of the Predecessor common stock and related components of the Predecessor equity
(13)

Represents the issuance of Successor equity. The Successor issued approximately 7 million shares of new common stock including approximately 6.9 million shares to the Predecessor Noteholders and 0.1 million shares to the holders of the Predecessor Stock. Also approximately 3 million Noteholder Warrants were issued upon emergence to the Predecessor Noteholders with an exercise price of $0.01 per share which were valued a $29.49 per share. Additionally, approximately 811,000 Equity Warrants were issued to the holders of Predecessor Stock with an exercise price of $100 per share. The value of each Equity Warrant was estimated at $1.27 per share

(14)	Represents the cumulative impact of the reorganization adjustments described above

Fresh Start Adjustments

(15)

Represents the Fresh Start Accounting valuation adjustments applied to our vessels and spare parts inventory of the Company, combined with the related tax effects resulting from reduction in the book basis of these assets

(16)	Represents the cumulative impact of the Fresh Start Accounting adjustments discussed above

(3) IMPAIRMENT CHARGES

Reduction in Value of Long-lived Assets and Goodwill

Our tangible long-lived assets consist primarily of vessels and construction-in-progress. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We assess potential impairment by comparing the carrying values of the long-lived assets to the undiscounted cash flows expected to be received from those assets. If impairment is indicated, we determine the amount of impairment expense by comparing the carrying value of the long-lived assets with their fair market value. We base our undiscounted cash flow estimates on, among other things, historical results adjusted to reflect the best estimate of future operating performance. We obtain estimates of fair value of our vessels from independent appraisal firms. Management’s assumptions are an inherent part of our asset impairment evaluation, and the use of different assumptions could produce results that differ from those reported.

Beginning in late 2014, the oil and gas industry experienced a significant decline in the price of oil causing an industry-wide downturn that continues into 2018. Prices continued to decline throughout 2015 and into 2016, reaching a low of less than $30 per barrel in early 2016. Prices began to recover over the remainder of 2016, stabilizing at over $40 per barrel for much of the second and third quarters of 2016 and further increasing to over $50 per barrel by year end. Prices are subject to significant uncertainty and continue to be volatile, declining again in early 2017 before recovering to over $60 per barrel in January 2018. The downturn of the last few years has significantly impacted the operational plans for oil companies, resulting in reduced expenditures for exploration and production activities, and consequently has adversely affected the drilling and support service sector. The decrease in day rates and utilization for offshore vessels has been significant. In addition, the independent appraisal firms have lowered the fair value estimates related to our vessels in each quarter since the fourth quarter of 2014. As a result of these factors, we have performed a number of reviews for impairment since the fourth quarter of 2014.

See the discussions below detailing our impairment analyses and processes for each of goodwill, long-lived assets, intangible assets, vessel components and assets held for sale. The components of reduction in value of assets are as follows (in thousands):

	Successor	Predecessor
	November 15 Through December 31, 2017	January 1 Through November 14, 2017	Year Ended December 31,
			2016	2015
Goodwill impairment	$—	$—	$—	$22,554
Long-lived assets impairment	—	—	160,222	115,489
Intangible asset impairment	—	—	—	13,695
Vessel component impairment	—	—	2,586	365

Total reduction in value of assets	$—	$—	$162,808	$152,103

Goodwill Impairment

We completed a qualitative analysis of goodwill of the Predecessor in 2015 and determined that further testing was necessary. Our goodwill impairment evaluation indicated that the carrying value of the North Sea segment exceeded its fair value so that goodwill was potentially impaired. We then performed the second step of the goodwill impairment test, which involved calculating the implied fair value of our goodwill by allocating the fair value of the North Sea segment to all of the assets and liabilities (other than goodwill) and comparing it to the carrying amount of goodwill. To estimate the fair value of the reporting unit we used a 50% weighting of the discounted cash flow method and a 50% weighting of the public company guideline method in determining fair value of the North Sea reporting unit.

We determined that the implied fair value of our goodwill for the North Sea segment was less than its carrying value and recorded a $22.6 million impairment of the North Sea segment’s goodwill. As a result of this impairment, we no longer have any goodwill.

Long-Lived Asset Impairment

In the Predecessor 2015 period, we recorded $129.2 million of impairment expense related to our long-lived assets in the U.S. Gulf of Mexico, which is a part of our Americas segment. The impairment consisted of $115.5 million related to our vessels and $13.7 million related to our intangible asset. As a result of this impairment, we no longer have an intangible asset.

In the Predecessor 2016 period, we recorded an aggregate of $160.2 million of impairment expense related to our long-lived assets. Impairment charges totaled $94.5 million for the U.S. Gulf of Mexico and $15.9 million for the non-U.S. Americas, both part of the Americas segment. We also recorded impairment in Southeast Asia totaling $49.8 million.

Vessel Component Impairment

We have vessel components in our North Sea and Southeast Asia segments that we intend to sell. We recorded impairment based on third party appraisals of the North Sea components totaling $0.4 million in the Predecessor 2015 period. Based on third party valuations, we recorded impairment expense related to these assets totaling $2.6 million, consisting of $2.0 million in the North Sea and $0.6 million in Southeast Asia, in the Predecessor 2016 period.

(4) VESSEL ACQUISITIONS, DISPOSITIONS AND NEW-BUILD PROGRAM

During 2016, the Predecessor sold one older vessel from our North Sea region fleet and three vessels from our Southeast Asia fleet for combined proceeds of $6.5 million. The sales of these vessels generated a combined loss on sales of assets of $8.6 million. In March 2017, the Predecessor sold two fast supply vessels and recorded combined losses on sales of assets of $5.3 million.

At December 31, 2015, we had two vessels under construction in the U.S. that were significantly delayed. In March 2016, we resolved certain matters under dispute with the shipbuilder and reset the contract schedules so that we would take delivery of the first vessel in mid-2016 and the second vessel in mid-2017, at which time a final payment of $26.0 million would be due. We took delivery of the first of these vessels during the second quarter of 2016. Under the settlement, we could elect not to take delivery of the second vessel and forego the final payment, in which case the shipbuilder would retain the vessel. In May 2017, we elected not to take the vessel. We have no further purchase obligations under such contract.

We had a vessel under construction in Norway that was scheduled to be completed and delivered during the first quarter of 2016; however, in the fourth quarter of 2015 we amended our contract with the shipbuilder to delay delivery of the vessel until January 2017. Concurrently, in order to delay the payment of a substantial portion of the construction costs, we agreed to pay monthly installments through May 2016 totaling 92.2 million NOK (or approximately $11.0 million) and to pay a final installment on delivery in January 2017 of 195.0 million NOK (or approximately $23.3 million at delivery). We paid such final installment and took delivery of this vessel in January 2017.

Vessel Additions Since December 31, 2016
Vessel	Region	Type(1)	Year Built	Length (feet)	BHP(2)	DWT(3)	Month Delivered
North Barents	N. Sea	LgPSV	2017	304	11,935	4,700	Jan-17

Vessels Disposed of Since December 31, 2016
Vessel	Region	Type(1)	Year Built	Length (feet)	BHP(2)	DWT(3)	Month Disposed
Mako	Americas	FSV	2008	181	7,200	552	Mar-17
Tiger	Americas	FSV	2009	181	7,200	552	Mar-17

(1)	LgPSV - Large Platform Supply Vessel, SpV - Special Purpose Vessel, SmAHTS - Small Anchor Handling Vessel
(2)	BHP - Brake Horsepower
(3)	DWT - Deadweight Tons

(5) LONG-TERM DEBT

Our long-term debt at December 31, 2017 for the Successor, and December 31, 2016 for the Predecessor, consisted of the following (in thousands):

	Successor December 31, 2017	Predecessor December 31, 2016
Term Loan Facility	$100,000	$—
Revolving Credit Facility	—	—
Senior Notes Due 2022	—	429,640
Multicurrency Facility Agreement	—	49,000
Norwegian Facility Agreement	—	11,157

	100,000	489,797

Debt Premium	—	423
Debt Issuance Costs	(7,635)	(6,894)

Total	$92,365	$483,326

`

The following is a summary of scheduled debt maturities by year:

Year	Debt Maturity
(In thousands)
2018	—
2019	—
2020	10,000
2021	20,000
2022	70,000
Thereafter	—

Total	$100,000

Credit Facility Agreement

On November 14, 2017, GulfMark Rederi AS, or Rederi, a subsidiary of GulfMark Offshore, Inc., entered into an agreement, or the Credit Facility Agreement, with DNB Bank ASA, New York Branch, as agent, DNB Capital LLC as revolving and swingline lender, and certain funds managed by Hayfin Capital Management LLP as term lenders, providing for two credit facilities: a senior secured revolving credit facility, or the Revolving Credit Facility, and a senior secured term loan facility, or the Term Loan Facility (or, together, the Facilities). The Revolving Credit Facility provides $25.0 million of borrowing capacity, including $12.5 million for swingline loans and $5.0 million for letter of credit. The Term Loan Facility provides a $100.0 million term loan, which was funded in full on the November 14, 2017. Borrowings under the Revolving Credit Facility may be denominated in U.S. Dollars, NOK, GBP and Euros. Both Facilities mature on November 14, 2022. At December 31, 2017, we had $23.3 million of unused borrowing capacity under the Revolving Credit Facility.

Our costs incurred to negotiate and close the Credit Facility Agreement totaled $9.6 million. These costs are deferred and amortized into interest expense in our consolidated statements of operations. We attributed $7.8 million, or 80%, of the debt issuance costs to the Term Loan Facility. These costs are amortized into interest expense using the effective interest method. The unamortized cost totaling $7.6 million at December 31, 2017, is presented in our consolidated balance sheets as an offset to our Term Loan Facility borrowing. We attributed $1.8 million, or 20%, of the debt issuance costs to the Revolving Credit Facility. These costs are amortized into interest expense using the straight-line method over the term of the agreement. The unamortized cost totaling $1.7 million at December 31, 2017, is presented in our consolidated balance sheets in deferred costs and other assets.

Borrowings under the Facilities accrue interest on U.S. Dollar borrowings at our option using either (i) the adjusted U.S. prime rate, or ABR, plus 5.25%, or (ii) the LIBOR Rate plus 6.25%. NOK loans substitute LIBOR with an adjusted Norwegian offered quotation rate for deposits in NOK and Euro loans substitute LIBOR with an adjusted euro interbank offered rate administered by the European Money Markets Institute.

At December 31, 2017, we had $100.0 million in borrowings outstanding under the Term Loan Facility and no borrowings outstanding under the Revolving Credit Facility. At December 31, 2017, we had $25.0 million of borrowing capacity under the Revolving Credit Facility. At December 31, 2017, our weighted average interest rate on borrowings under the Term Loan Facility was 7.8%.

Repayment of borrowings under the Facilities is guaranteed by GulfMark Offshore, Inc. and each of its significant subsidiaries (or, collectively, with Rederi, the Obligors), and are secured by a lien on 27 collateral vessels, or the Collateral Vessels, and substantially all other assets of the Obligors.

Commitments under the Revolving Credit Facility will be reduced beginning on November 14, 2020 in semiannual increments of approximately $3.1 million until maturity. The Term Loan Facility is payable in semiannual installments beginning on November 14, 2020 and based on a five-year level principal payment schedule, payable semiannually.

Term Loan Facility prepayments prior to November 14, 2019 are subject to a make-whole premium based on the present value of interest otherwise payable from the prepayment date forward. Prepayments on or after November 14, 2019 and prior to November 14, 2020 are subject to a 2% premium. Mandatory prepayments, other than those triggered by a casualty event, are subject to prepayment premiums. Mandatory prepayments are required upon the occurrence of certain events including, but not limited to, a change of control or the sale or total loss of a Collateral Vessel. Prepayments of the Revolving Credit Facility are not materially restricted or penalized.

The Credit Facility Agreement was evaluated for embedded derivatives that must be bifurcated and separately accounted for as freestanding derivatives. The nature of any embedded features must be analyzed to determine whether each feature requires bifurcation by both (1) meeting the definition of a derivative and (2) not being considered clearly and closely related to the host contract. We have identified three features in the Credit Facility Agreement that are considered embedded derivatives. There is a contingent interest feature related to default interest, a breakage costs potential not related to prepayments, and certain potential contingent payments related to increased costs caused by changes in law. We determined that the value of these features are de minimis at the inception of the agreement and that we do not foresee events that would require a value adjustment in our consolidated financial statements. We will continue to assess the likelihood of triggering events and to the extent they are determined to be material, these features will be bifurcated from the debt instrument and subsequently marked to fair value through earnings.

The Credit Facility Agreement contains financial covenants that require that we maintain: (i) minimum liquidity of $30.0 million, including $15.0 million in cash, (ii) a leverage ratio (total debt to 12 months EBITDA) of not more than 5.0 to 1.0, tested quarterly beginning December 31, 2020, (iii) a total debt to capital ratio, tested quarterly, not to exceed 0.45 to 1.0, and (iv) a collateral to commitment coverage ratio of at least 2.50 to 1.0. The Credit Facility Agreement contains a number of restrictions that limit our ability to, among other things, sell Collateral Vessels, borrow money, make investments, incur additional liens on assets, buy or sell assets, merge, or pay dividends and contain a number of potential events of default related to our business, financial condition and vessel operations. Collateral Vessel operations are also subject to a variety of restrictive provisions. Proceeds from borrowings under the Credit Facility Agreement may not be used to acquire vessels or finance business acquisitions generally. At December 31, 2017, we were in compliance with all of the financial covenants under the Credit Facility Agreement.

Predecessor’s Senior Notes Due 2022

In March and December 2012, the Predecessor issued $500.0 million aggregate principal amount of 6.375% senior notes due 2022, or the Senior Notes. In 2015 and 2016, the Predecessor repurchased in the open market $70.4 million face value of the Senior Notes, recording gains on extinguishment of debt totaling $35.9 million in 2016, leaving $429.6 million aggregate principal amount of the Senior Notes outstanding at December 31, 2016.

In conjunction with the Senior Notes offering, the Predecessor incurred a total of $12.7 million in debt issuance costs, of which $6.9 million remained unamortized at December 31, 2016. The Predecessor also sold the Senior Notes at a premium, of which $0.4 million remained unamortized at December 31, 2016. In the first quarter of 2017, based on negotiations that were underway with holders of the Predecessor’s Senior Notes, it became evident that the restructuring of our capital structure would not include a restructuring of the Senior Notes, and that the Senior Notes, as demand obligations, would not be repaid under the terms of the Senior Note indentures in the ordinary course of business. As a result, the Predecessor accelerated the amortization of the debt premium and debt issuance costs, recording additional interest expense of $6.3 million in the first quarter of 2017.

In accordance with the Plan and the RSA (see Note 2 for detailed discussion of the bankruptcy and emergence), upon emergence from bankruptcy each holder of the Predecessor’s Senior Notes received (subject to Jones Act limitations described herein) in exchange for its Senior Notes and accrued interest, its pro rata share of 35.65% of the Successor Equity. The Jones Act, which applies to companies that engage in coastwise trade, requires that, among other things, with respect to a publicly traded company, the aggregate ownership of common stock by non-U.S. citizens be not more than 25% of its outstanding common stock. On the Effective Date, certain Noteholders who were eligible to receive common stock of the Successor pursuant to the Plan or the Rights Offering but who are non-U.S. holders received Noteholder Warrants to acquire common stock of the Successor at an exercise price of $.01 per share. In total, the Successor issued 2,267,408 shares of its common stock and 1,297,590 Noteholder Warrants to the Predecessor’s former Noteholders in exchange for 100% of the outstanding Senior Notes and accrued interest. The Predecessor recorded a $343.0 million gain on settlement of liabilities subject to compromise as a result of the exchange.

Predecessor’s Multicurrency Facility Agreement

The Predecessor was party to a senior secured, revolving multicurrency credit facility, or the Multicurrency Facility Agreement, among GulfMark Offshore, Inc., as guarantor, one of the Predecessor’s indirect wholly-owned subsidiaries, GulfMark Americas, Inc., as the Borrower, a group of financial institutions as the lenders and the Royal Bank of Scotland plc, as agent for the lenders, and the other parties thereto. The Multicurrency Facility Agreement had a scheduled maturity date of September 26, 2019 and, as amended, committed the lenders to provide revolving loans of up to $100.0 million at any one time outstanding, subject to certain terms and conditions set forth in the Multicurrency Facility Agreement, and contained a sublimit of $25.0 million for swingline loans and a sublimit of $5.0 million for the issuance of letters of credit. The Multicurrency Facility Agreement was secured by 24 vessels owned by the Borrower.

The Predecessor had unamortized fees paid to the arrangers, the agent and the security trustee totaling $2.5 million at December 31, 2016, which fees were amortized into interest cost on a straight-line basis over the term of the Multicurrency Facility Agreement. In the first quarter of 2017, based on negotiations that were underway with the lenders, it became evident that the restructuring of our capital structure would not include a restructuring of the Multicurrency Facility Agreement, and that the Multicurrency Facility Agreement, as a demand obligation, would not be repaid under the terms of the Multicurrency Facility Agreement in the ordinary course of business. As a result, the Predecessor accelerated the amortization of debt issuance costs, recording additional interest expense of $2.3 million in the first quarter of 2017.

On November 14, 2017, in conjunction with the emergence from bankruptcy, the Predecessor repaid all amounts outstanding under the Multicurrency Facility Agreement, including accrued interest, and terminated the agreement.

Predecessor’s Norwegian Facility Agreement

The Predecessor was party to a senior secured revolving credit facility, or the Norwegian Facility Agreement, among GulfMark Offshore, Inc., as guarantor, one of the Predecessor’s indirect wholly-owned subsidiaries, Rederi, as the borrower, which we refer to as the Norwegian Borrower, and DNB Bank ASA, a Norwegian bank, as lead arranger and lender, which we refer to as the Norwegian Lender. The Norwegian Facility Agreement had a scheduled maturity date of September 30, 2019 and committed the Norwegian Lender to provide loans of up to an aggregate principal amount of 600.0 million NOK (or approximately $73.1 million using the 2017 year end rate) at any one time outstanding, subject to certain terms and conditions. The Norwegian Facility Agreement was secured by seven vessels owned by our subsidiary GulfMark UK Ltd. and by five vessels of the Norwegian Borrower.

The Predecessor had unamortized fees paid to the arrangers, the agent and the security trustee totaling $1.2 million at December 31, 2016, which fees were amortized into interest cost on a straight-line basis over the term of the Norwegian Facility Agreement. In the first quarter of 2017, based on negotiations that were underway with the lenders, it became evident that the restructuring of our capital structure would not include a restructuring of the Norwegian Facility Agreement, and that the Norwegian Facility Agreement, as a demand obligation, would not be repaid under the terms of the Norwegian Facility Agreement in the ordinary course of business. As a result, the Predecessor accelerated the amortization of debt issuance costs, recording additional interest expense of $1.1 million in the first quarter of 2017.

On May 18, 2017, Rederi, as borrower, the other loan parties party thereto, the lenders and DNB Bank ASA, as arranger and agent, entered into an agreement that amended and restated the Norwegian Facility Agreement in order to provide funds to Rederi for purposes of making loans to GulfMark Offshore, Inc., as debtor, under the intercompany debtor-in-possession credit agreement among the debtor, as borrower, Rederi, as lender, and DNB Bank ASA, as issuing bank. Pursuant to the Norwegian Facility Agreement as so amended and restated, the Norwegian Lender agreed to make an additional $35.0 million senior secured term loan facility available to Rederi. To secure such term loan facility, Rederi, a wholly owned subsidiary of GulfMark Norge AS, or the Norwegian Parent, and GulfMark UK Ltd., or the UK Guarantor, a wholly owned subsidiary of GulfMark North Sea Limited, or the UK Parent, agreed to place mortgages in favor of the Norwegian Lender on certain additional, previously unencumbered vessels owned by Rederi and certain of our other subsidiaries. In addition, the UK Parent and the Norwegian Parent pledged their shares in the UK Guarantor and Rederi, respectively, to the Norwegian Lender.

On November 14, 2017, in conjunction with the emergence from bankruptcy, the Predecessor repaid all amounts outstanding under the Norwegian Facility Agreement, including amounts borrowed to support such intercompany debtor-in-possession credit agreement, including accrued interest, and terminated the agreement.

(7) INCOME TAXES

Emergence from Bankruptcy and Fresh Start Accounting

Under the Plan, the Predecessor’s pre-petition equity, bank related debt and certain other obligations were cancelled and extinguished. Absent an exception, a debtor recognizes cancellation of debt income, or CODI, upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. In accordance with Section 108 of the Code, the Predecessor excluded the amount of discharged indebtedness from taxable income since the Code provides that a debtor in a bankruptcy case may exclude CODI from income but must reduce certain tax attributes by the amount of CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less than the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued, and (iii) the fair market value the of any other consideration, including equity, issued.

CODI from the discharge of indebtedness was $297.3 million. As a result of the CODI and in accordance with rules under the Code, we reduced our gross federal net operating loss, or NOL, carryforwards by $229.3 million. The Predecessor was able to retain $48.1 million of gross federal NOLs, $0.3 million of alternative minimum tax credit and $4.1 million of foreign tax credit carryforwards following the bankruptcy.

Pursuant to the Plan, on the Effective Date, the existing equity interests of the Predecessor were extinguished. New equity interests were issued to creditors in connection with the terms of the Plan, resulting in an ownership change as defined under Section 382 of the Code. Section 382 generally places a limit on the amount of NOLs and other tax attributes arising before the change that may be used to offset taxable income generated after the ownership change. The utilization of our remaining attributes will depend on several factors, including its future financial performance and certain tax elections. Specifically, utilization of NOLs will be governed by Section 382(l)(6), which will subject us to an overall annual limitation on its use of NOLs and foreign tax credits. This Section 382 limitation is not expected at this time to significantly impact our ability to realize these attributes.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of existing deferred tax liabilities, projected future results of operations, and tax planning strategies in making this assessment. Based upon the scheduled reversal of existing deferred tax liabilities relating to the U.S. based Vessels, management has concluded that a partial valuation allowance was appropriate as of December 31, 2017.

The 2017 Tax Act was enacted on December 22, 2017. The 2017 Tax Act reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to recognize a one-time transition income inclusion related to all earnings of certain foreign subsidiaries that were previously deferred from U.S. tax and will also create a new tax regime on certain future foreign sourced earnings. As of December 31, 2017, we have not completed our accounting for the tax effects of enactment of the 2017 Tax Act; however, in certain cases, as described below, we have made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition income inclusion. In other cases, we have not been able to make a reasonable estimate and continue to account for those items based on our existing accounting under FASB ASC No. 740, “Income Taxes,” and the provisions of the tax laws that were in effect immediately prior to enactment. For the items for which we were able to determine a reasonable estimate, we recognized a provisional income tax benefit of $15.2 million, which is included as a component of income tax expense from continuing operations. In all cases, we will continue to make and refine our calculations as additional analysis is completed. In addition, our estimates may also be affected as we gain a more thorough understanding of the tax law.

Provisional Amounts

Deferred tax assets and liabilities: We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. However, we are still analyzing certain aspects of the 2017 Tax Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The provisional tax benefit recorded related to the remeasurement of our deferred tax liabilities was $1.5 million.

Foreign Tax Effects

The one-time transition tax is based on our total post-1986 earnings and profits, or E&P, that we had previously recognized at 35%, net of future foreign tax credits. The one-time transition tax was fully offset by the tax effects of tax carryforwards and thus did not have a material impact to the income tax provision. We have not yet completed our calculation of the total post-1986 E&P for these foreign subsidiaries. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. This amount may change when we finalize the calculation of post-1986 foreign E&P previously deferred from U.S. federal taxation and finalize the amounts held in cash or other specified assets. No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations. Determining the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings not subject to the transition tax and additional outside basis difference in these entities (i.e., basis difference in excess of that subject to the one-time transition tax) is not practicable.

In addition, we had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the 2017 Tax Act, we reversed an estimate of the deferred taxes that are no longer expected to be needed due to the change to the territorial tax system. The provisional tax benefit recorded related to the reversal of previously recognized deferred tax liabilities relating to existing undistributed earnings was $15.2 million.

The majority of our non-U.S. based operations are subject to foreign tax systems that provide significant incentives to qualified shipping activities. Our U.K. and Norway based vessels are taxed under “tonnage tax” regimes. Our qualified Singapore based vessels are exempt from Singapore taxation through December 2027 with extensions available in certain circumstances beyond 2027. The qualified Singapore vessels are also subject to specific qualification requirements which if not met could jeopardize our qualified status in Singapore. The tonnage tax regimes provide for a tax based on the net tonnage weight of a qualified vessel. These beneficial foreign tax structures continued to result in our earnings incurring significantly lower taxes than those that would apply under the U.S. statutory tax rates or if we were not a qualified shipping company in those foreign jurisdictions.

Should our operational structure change or should the laws that created these shipping tax regimes change, we could be required to provide for taxes at rates much higher than those currently reflected in our financial statements. Additionally, if our pre-tax earnings in higher tax jurisdictions increase, there could be a significant increase in our annual effective tax rate. Any such increase could cause volatility in the comparisons of our effective tax rate from period to period.

Tax Provision

Income (loss) before income taxes attributable to domestic and foreign operations was (in thousands):

	Successor	Predecessor
	Period from November 15, 2017 Through December 31, 2017	Period from January 1, 2017 Through November 14, 2017	Year ended December 31, 2016	Year ended December 31, 2015
U.S. (a)	$(3,688)	$4,835	$(133,572)	$(198,175)
Foreign (b)	(3,105)	(443,998)	(108,865)	(22,693)

	$(6,793)	$(439,163)	$(242,437)	$(220,868)

(a) - Included in this amount is $228.9 million of adjustments to domestic assets and liabilities as a result of the application of the guidance in ASC 805

(b) - Included in this amount is $405.1 million of adjustments to foreign assets and liabilities as a result of the application of the guidance in ASC 805

The components of our tax provision (benefit) attributable to income before income taxes are as follows for the following periods (in thousands):

	Successor				Predecessor
	Period from November 15, 2017 Through December 31, 2017				Period from January 1, 2017 Through November 14, 2017
	Current	Deferred	Other	Total	Current	Deferred	Other (a)	Total
U.S & State	$—	$(10,381)	$—	$(10,381)	$3	$64,485	$(101,784)	$(37,296)
Foreign	357	(75)	(205)	77	1,058	(998)	(1,008)	(948)

	$357	$(10,456)	$(205)	$(10,304)	$1,061	$63,487	$(102,792)	$(38,244)

	Predecessor
	Year Ended December 31, 2016				Year Ended December 31, 2015
	Current	Deferred	Other	Total	Current	Deferred	Other	Total
U.S & State	$—	$(36,442)	$(6)	$(36,448)	$(69)	$(3,270)	$39	$(3,300)
Foreign	1,419	(2,014)	(2,415)	(3,010)	1,130	(553)	(2,910)	(2,333)

	$1,419	$(38,456)	$(2,421)	$(39,458)	$1,061	$(3,823)	$(2,871)	$(5,633)

(a)	Includes income tax effects of Fresh Start Accounting adjustments.

The mix of our operations within various taxing jurisdictions affects our overall tax provision. The difference between the provision at the statutory U.S. federal tax rate and the tax provision attributable to income before income taxes in the accompanying consolidated statements of operations is as follows:

	Successor	Predecessor
	For the Period from November 15, 2017 Through December 31, 2017	For the Period from January 1, 2017 Through November 14, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
U.S. federal statutory income tax rate	(35.0%)	(35.0%)	(35.0%)	(35.0%)
Effect of foreign operations	16.0	3.1	14.5	2.5
US state income taxes net of Federal benefit	14.5	(0.1)	(1.1)	(1.7)
Foreign earnings repatriation	—	(3.1)	6.7	34.4
U.S. foreign tax credit	—	(1.0)	(2.7)	(7.8)
Valuation allowance	76.5	21.7	1.8	5.1
Gain on extinguishment of debt	—	(27.3)	—	—
Fresh-Start Reporting Adjustments	—	27.1	—	—
Transaction Costs	—	2.8	—	—
Effects of U.S. Tax Reform	(224.1)	—	—	—
Other	0.4	2.9	(0.5)	(0.1)

Total	(151.7%)	(8.7%)	(16.3%)	(2.6%)

Deferred Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The components of the net deferred tax assets and liabilities at December 31, 2017 and 2016 were as follows:

	Successor	Predecessor
	December 31,
	2017	2016
	(in thousands)	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$28,638	$60,772
Items currently not deductible for tax purposes	3,071	21,445
Foreign and other tax credit carryforwards	4,822	34,131

	36,531	116,348
Less valuation allowance	(29,051)	(33,037)

Net deferred tax assets	$7,480	$83,311

Deferred tax liabilities
Depreciation	$(6,343)	$(91,105)
Other	(4,129)	(48,922)

Total deferred tax liabilities	$(10,472)	$(140,027)

Net deferred tax liability	$(2,992)	$(56,716)

The change in the valuation allowance for the year ended December 31, 2017 from December 31, 2016 was a decrease of $4.0 million. As of December 31, 2017, we had NOL carryforwards for income tax purposes totaling $8.1 million in the federal U.S., $6.2 million in Louisiana, $2.6 million in Mexico, $3.0 million in Norway, $0.2 million in the U.K., $0.2 million in Singapore, and $8.3 million in Brazil that are, subject to certain limitations, available to offset future taxable income. We have deferred tax liability reversals for depreciation for which we expect to partially utilize the U.S. NOLs. The U.S. NOLs will begin to expire beginning in 2027. It is more likely than not that the Mexico NOLs, Norway NOLs and Brazilian NOLs will not be utilized and a full valuation allowance has been established for such NOLs. Under the 2017 Tax Act, many of the foreign tax credit utilization rules were changed that required us to reassess the realizability of our foreign tax credit deferred tax asset. After review, it was determined that under the new U.S. foreign tax credit rules we would not ultimately realize the full benefit associated with our foreign tax credits at December 31, 2017. Accordingly, we recognized a provisional estimate of a valuation allowance related to our foreign tax credits in the amount of $4.1 million. Based on future expected taxable losses in Mexico, we do not anticipate we will benefit from certain deferred tax assets and have recorded a valauation allowance of $1.6 million against them. The following table provides information about the activity of our deferred tax valuation allowance:

	Successor	Predecessor
	December 31,
	2017	2016
	(in thousands)	(in thousands)

Balance, beginning of period	$(33,037)	$(24,112)
Additions (reductions) recorded in the provision for income taxes	(89,399)	(8,925)
Fresh-Start Reporting (a)	93,385	—

Balance, end of period	$(29,051)	$(33,037)

(a)

Represents release of the valuation allowance in fresh-start reporting due to the write-off of related deferred tax assets primarily as a result of cancellation of indebtedness (COD) income excluded from gross from gross income for US federal income tax purposes and applied to reduce net operating loss carryforwards.

Based on a more likely than not, or greater than 50% probability, recognition threshold and criteria for measurement of a tax position taken or expected to be taken in a tax return, we evaluate and record in certain circumstances an income tax liability for uncertain income tax positions.

Numerous factors contribute to our evaluation and estimation of our tax positions and related tax liabilities and/or benefits, which may be adjusted periodically and may ultimately be resolved differently than we anticipate. We also consider existing accounting guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accordingly, we continue to recognize income tax related penalties and interest in our provision for income taxes and, to the extent applicable, in the corresponding balance sheet presentations for accrued income tax assets and liabilities, including any amounts for uncertain tax positions included in other income taxes payable in the consolidated balance sheets and which total $21.7 million at December 31, 2017, $21.1 million at December 31, 2016 and $24.7 million at December 31, 2015. In addition, the deferred tax asset was reduced by a $3.3 million unrecognized tax benefit for an uncertain tax position.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Successor	Predecessor
	As of December 31, 2017	As of December 31, 2016
	(in thousands)	(in thousands)
Unrecognized tax benefits balance at January 1,	$9,174	$10,899
Gross increases for tax positions taken in prior years	135	240
Gross decreases for tax positions taken in prior years	(565)	(152)
Other	469	(1,813)

Unrecognized tax benefits balance at December 31,	$9,213	$9,174

We accrue interest and penalties related to unrecognized tax benefits in our provision for income taxes. At December 31, 2017, we had accrued interest and penalties related to unrecognized tax benefits of $12.5 million. The amount of interest and penalties recognized in our tax provision for the year ended December 31, 2017 was $0.6 million. The unrecognized tax benefits if recognized would affect the effective tax rate. We do not expect a significant change to our unrecognized tax benefits in the next 12 months.

As of December 31, 2017, we may be subject to examination in the U.S. for years after 2002 and in seven major foreign tax jurisdictions with open years from 2002 to 2016.

(8) COMMITMENTS AND CONTINGENCIES

At December 31, 2017, we had long-term operating leases for office space, automobiles, temporary residences, and office equipment. Aggregate operating lease expense for the Successor period ended December 31, 2017, the Predecessor period ended November 14, 2017 and the Predecessor years ended December 31, 2016 and 2015 was $0.3 million, $2.0 million, $2.5 million and $2.8 million, respectively. Future minimum rental commitments under these leases are as follows (in thousands):

Year	Minimum Rental Commitments
2018	$1,243
2019	1,122
2020	994
2021	984
2022	984
Thereafter	4,074

Total	$9,401

We execute letters of credit, performance bonds and other guarantees in the normal course of business that ensure our performance or payments to third parties. The aggregate notional value of these instruments as of December 31, 2017 attributable to the Successor was $3.2 million. The aggregate notional value of these instruments attributable to the Predecessor was $3.2 million at November 14, 2017, $1.2 million at December 31, 2016 and $1.8 million at December 31, 2015. In the past, no significant claims have been made against these financial instruments. We believe the likelihood of demand for payment under these instruments is remote and expect no material cash outlays to occur from these instruments.

We have contingent liabilities and future claims for which we have made estimates of the amount of the eventual cost to liquidate these liabilities or claims. These liabilities and claims may involve threatened or actual litigation where damages have not been specifically quantified but we have made an assessment of our exposure and recorded a provision in our accounts for the expected loss. We intend to defend these matters vigorously; however, litigation is inherently unpredictable, and the ultimate outcome or effect of such lawsuits and actions cannot be predicted with certainty. As a result, there can be no assurance as to the ultimate outcome of these lawsuits. Any claims against us, whether meritorious or not, could cause us to incur costs and expenses, require significant amounts of management time and result in the diversion of significant operations resources. Other claims or liabilities, including those related to taxes in foreign jurisdictions, may be estimated based on our experience in these matters and, where appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of the uncertainties surrounding our estimates of contingent liabilities and future claims, our future reported financial results will be impacted by the difference, if any, between our estimates and the actual amounts paid to settle the liabilities. In addition to estimates related to litigation and tax liabilities, other examples of liabilities requiring estimates of future exposure include contingencies arising out of acquisitions and divestitures. We determine our contingent liabilities based on the most recent information available to us at the time of such determination regarding the nature of the exposure. Such exposures may change from period to period based upon updated relevant facts and circumstances, which can cause the estimates to change. In the recent past, our estimates for contingent liabilities have been sufficient to cover the actual amount of our exposure. We do not believe that the outcome of these matters will have a material adverse effect on our business, financial condition, or results of operations.

(9) EQUITY INCENTIVE PLANS

Stock Options, Restricted Stock and Stock Option Plans

On the Effective Date, and in accordance with the Plan, we reserved 876,553 shares of Successor common stock for issuance under a management incentive plan. The Board has not yet approved a management incentive plan and no shares had been granted as of December 31, 2017.

In the Predecessor periods of 2017, 2016 and 2015, we had outstanding equity-classified awards in the form of stock options and restricted stock under three former Equity Incentive Plans, or the Former Equity Plans. All awards under the Former Equity Plans that had not been forfeited were deemed to vest on a date prior to the Effective Date in connection with the Plan. Predecessor Class A common stock underlying such awards were cancelled on the Effective Date and the holders of such interests received their pro rata share of Successor common stock and Equity Warrants.

A summary of the unvested restricted stock awarded pursuant to our Predecessor incentive equity plans as of December 31, 2016 and changes during 2017 is presented below:

Predecessor stock options granted to purchase our shares had an exercise price equal to, or greater than, the fair market value of the Predecessor’s Class A common stock on the date of grant. These stock options vested over three years from the date of grant and terminated at the earlier of the date of exercise or seven years from the date of grant. The fair value of stock option awards is determined using the Black-Scholes option-pricing model. The expected life of an option is estimated based on historical exercise behavior. Volatility assumptions are estimated based on the average of historical volatility over the previous three years measured from the grant date. Risk-free interest rates are based on U.S. Government Zero Coupon Bonds with a maturity corresponding to the Safe Harbor term. The dividend yield is based on the previous four quarters to the date of grant divided by the average stock price for the previous 200 days. Expected forfeiture rates are estimated based on historical forfeiture experience. We used the following weighted-average assumptions to estimate the fair value of stock options granted during 2015. The Predecessor did not grant any options in 2017 or 2016.

2015
Expected option life - years	4.5
Volatility	41.05%
Risk-free interest rate	1.30%
Dividend yield	0%

The following table summarizes the stock option activity of our Predecessor stock incentive plans in the indicated periods:

	Predecessor
	January 1, 2017 Through November 14, 2017		2016		2015
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	212,019	$27.69	222,019	$27.01	140,293	$41.68
Granted	—	—	—	—	165,879	12.45
Forfeitures	(212,019)	27.69	(10,000)	12.55	(84,153)	26.85

Outstanding at end of year	—	$—	212,019	$27.69	222,019	$27.01

Exercisable shares and weighted average exercise price	—	$—	128,532	$33.83	57,859	$42.05
Shares available for future grants:	876,553		414,975		1,061,130

The restrictions related to restricted stock awards terminated at the end of three years from the date of grant and the value of the restricted shares is amortized to expense over that period. Total amortization of stock-based compensation related to restricted stock was $2.6 million, $4.7 million and $5.9 million for the Predecessor period ended November 14, 2017 and the years ended December 31, 2016 and 2015, respectively. Total stock-based compensation for stock options was $0.2 million, $0.4 million and $0.6 million at November 14, 2017 and December 31, 2016 and 2015, respectively.

ESPP

We had an employee stock purchase plan, or ESPP, that was available to all of our U.S. employees and certain subsidiaries, which we terminated in early 2017. During the term of the ESPP, the employee contributions were used to acquire shares of the Predecessor’s Class A common stock at 85% of the fair market value of the Class A common stock. Total compensation expense related to the ESPP was $0.2 million and $0.2 million during the years ended December 31, 2016 and 2015, respectively.

U.K. ESPP

Certain employees of our U.K. subsidiaries participated in a share incentive plan, which was similar to our ESPP but contained certain provisions designed to meet the requirements of the U.K. tax authorities. This plan was also terminated in early 2017.

Deferred Compensation Plan

We maintain a deferred compensation plan, or DC Plan, under which a portion of the compensation for certain of our key employees, including officers, and non-employee directors, can be deferred for payment after retirement or termination of employment. Under the DC Plan, deferred compensation could be used to purchase our common stock or could be retained by us and earn interest at prime plus 2%. The first 7.5% of compensation deferred is required to be used to purchase the common stock and is matched by us.

We have established a “Rabbi” trust to hold the stock portion of benefits under the DC Plan. The funds provided to the trust are invested by a trustee independent of us in our common stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors in the event of bankruptcy or insolvency. Dividend equivalents are paid on the stock units at the same rate as dividends on our common stock and are re-invested as additional stock units based upon the fair market value of a share of our common stock on the date of payment of the dividend. On the Effective Date, the DC Plan received Successor common stock and Equity Warrants that were issued pursuant to the Plan in exchange for the Predecessor Class A common stock previously held by the trust. Accordingly, the Successor common stock held by the trust and our liabilities under the DC Plan are included in the accompanying consolidated balance sheets as treasury stock and deferred compensation expense.

(10)	EMPLOYEE BENEFIT PLANS

401(k) Plan

We offer a 401(k) plan to all of our U.S. employees and provide matching contribution to those employees that participate. The matching contributions paid by us totaled $1.0 million for the year ended December 31, 2015. In August 2015, we suspended the matching contribution.

Multi-employer Pension Obligation

Certain of our current and former U.K. subsidiaries are participating in a multi-employer retirement fund known as the Merchant Navy Officers Pension Fund, or MNOPF. At December 31, 2017, the Successor had accrued $1.2 million related to this liability, which reflects the present value of all obligations assessed on us by the fund’s trustee as of such date. This figure is the same as was accrued by the Predecessor at November 14, 2017. We continue to have employees who participate in the MNOPF and will as a result continue to make routine payments to the fund as those employees accrue additional benefits over time. The status of the fund is calculated by an actuarial firm every three years. The last assessment was completed in March 2015 and resulted in a significantly improved funding position, mainly due to hedging the interest rate and inflation risk, to between 65% and 80%. The reported net deficit of the fund at March 31, 2015 was $7.5 million and, as a result, the MNOPF trustee did not propose to collect any additional deficit contributions related to the new deficit. The amount and timing of additional potential future obligations relating to underfunding depend on a number of factors, but principally on future fund performance and the underlying actuarial assumptions. Our share of the fund’s deficit is dependent on a number of factors including future actuarial valuations, asset performance, the number of participating employers, and the final method used in allocating the required contribution among participating employers. In addition, our obligation could increase if other employers no longer participated in the plan. In the Predecessor period ended November 14, 2017 and for the years ended December 31, 2016 and 2015, the Predecessor made deficit contributions to the plan of $0.4 million, $0.4 million and $0.4 million, respectively. In the Successor period ended December 31, 2017 we made no additional contribution. Our contributions do not make up more than five percent of total contributions to the plan.

In addition, we participate in the Merchant Navy Ratings Pension Fund, or MNRPF, in a capacity similar to our participation in the MNOPF. Prior to 2013, we were not required to contribute to any deficit in the MNRPF. Due to a change in the plan rules, however, we were advised that we would be required to make contributions beginning in 2013. As of November 14, 2017, the Predecessor had accrued $1.8 million for this fund. The most recent actuarial valuation was completed as of March 31, 2017 and deficit information was communicated in the fourth quarter of 2017. Our share of the deficit was calculated at $0.5 million for which we expect to receive a formal payment demand in the third quarter of 2018. As of December 31, 2017, the amount of the MNRPF accrual recorded by the Successor was adjusted to $0.6 million, which is a combination of the deficit mentioned above plus an estimate of further deficit amounts from April 2017 onward.

Norwegian Pension Plans

The Norwegian benefit pension plans include approximately 144 of our employees, primarily seamen, and are defined benefit, multiple-employer plans, insured with Nordea Liv. We also instituted a defined contribution plan in 2008 for shore-based personnel that existing personnel could elect to participate in while discontinuing any further obligations in the defined benefit plan. All newly hired shore-based personnel are required to join the defined contribution plan. Benefits under the defined benefit plans are based primarily on participants’ years of credited service, wage level at age of retirement and the contribution from the Norwegian National Insurance. A December 31, 2017, measurement date is used for the actuarial computation of the defined benefit pension plans. The following tables provide information about changes in the benefit obligation and plan assets and the funded status of the Norwegian defined benefit pension plans (in thousands):

	Successor	Predecessor
	Period from	Period from
	November 15,	January 1,
	2017 Through	2017 Through	Year ended
	December 31,	November 14,	December 31,
	2017	2017	2016
Change in Benefit Obligation
Benefit obligation at beginning of the period	$5,443	$5,202	$6,394
Benefit periodic cost	33	224	319
Interest cost	18	121	144
Withdrawal	—	—	(377)
Benefits paid	(35)	(237)	(289)
Actuarial gain	(16)	(108)	(1,117)
Translation adjustment	36	241	128

Benefit obligation at period end	$5,479	$5,443	$5,202

	Period from	Period from
	November 15,	January 1,
	2017 Through	2017 Through	Year ended
	December 31,	November 14,	December 31,
	2017	2017	2016
Change in Plan Assets
Fair value of plan assets at beginning of the period	$5,576	$5,486	$5,486
Actual return on plan assets	27	181	182
Contributions	46	310	303
Withdrawal	—	—	(237)
Settlement/curtailment	—	—	82
Benefits paid	(35)	(237)	(297)
Administrative fee	(7)	(48)	(56)
Actuarial loss	(55)	(369)	(63)
Translation adjustment	38	253	86

Fair value of plan assets at period end	$5,590	$5,576	$5,486

Funded status	$111	$133	$284

Amounts recognized in the balance sheet consist of (in thousands):

	Successor	Predecessor
	December 31,	December 31,
	2017	2016
Deferred costs and other assets	$429	$474
Other liabilities	(318)	(190)

	$111	$284

	Successor	Predecessor
	Period from November 15, 2017 Through December 31, 2017	Period from January 1, 2017 Through November 14, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Components of Net Period Benefit Cost
Service cost	$33	$222	$329	$416
Interest cost	18	120	149	169
Return on plan assets	(27)	(180)	(182)	(185)
Administrative fee	7	48	56	61
Recognized net actuarial gain	44	296	(329)	(544)

Net periodic benefit cost	$75	$506	$23	$(83)

The vested benefit obligation is calculated as the actuarial present value of the vested benefits to which employees are currently entitled based on the employees’ expected date of separation or retirement.

	Successor	Predecessor
Weighted-average assumptions	Period from November 15, 2017 Through December 31, 2017	Period from January 1, 2017 Through November 14, 2017	Year Ended December 31, 2016
Discount rate	2.4%	2.4%	2.6%
Return on plan assets	4.1%	4.1%	3.6%
Rate of compensation increase	2.5%	2.5%	2.5%

The weighted average assumptions shown above were used for both the determination of net periodic benefit cost and the determination of benefit obligations as of the measurement date. In determining the weighted average assumptions, the overall market performance and specific historical performance of the investments of the Norwegian pension plan were reviewed. The asset allocations at the measurement date were as follows:

	Successor	Predecessor
	December 31, 2017	December 31, 2016	Level
Equity securities	11%	5%	1
Property	10%	10%	3
Money market	14%	24%	2
Held-to-Maturity bonds	27%	32%	2
Bonds	13%	7%	1
Other	25%	22%	3

All asset categories	100%	100%

The investment strategy focuses on providing a stable return on plan assets using a diversified portfolio of investments.

The projected benefit obligation and the fair value of plan assets for the Norwegian pension plan were approximately $5.5 million and $5.6 million, respectively, as of December 31, 2017, and $5.2 million and $5.5 million, respectively, as of December 31, 2016. The accumulated benefit obligation was $4.8 million and $4.8 million as of December 31, 2017 and 2016, respectively. We expect to contribute approximately $0.4 million to the Norwegian pension plan in 2018. No plan assets are expected to be returned to us in 2018.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Year ended December 31,	Benefit Payments
2018	254
2019	254
2020	254
2021	255
2022	255

Total	$1,272

(11) STOCKHOLDERS’ EQUITY

Common Stock

All the Predecessor’s Class A common stock was cancelled upon our emergence from bankruptcy on the Effective Date in exchange for 75,000 shares of Successor common stock and 810,811 Equity Warrants.

We have authority to issue 25,000,000 shares of common stock. We are subject to U.S. maritime laws that generally require that only U.S. citizens own and operate U.S.-flag vessels for trade between points in the United States. Our Certificate of Incorporation provides that no shares of any class or series of our capital stock may be transferred to a Non-U.S. Citizen (as therein defined) if, upon completion of such transfer, the number of shares beneficially owned by all Non-U.S. Citizens in the aggregate would exceed the 24%, or the Permitted Percentage, of the total issued and outstanding shares. The shares of such class or series of capital stock beneficially owned by Non-U.S. Citizens in excess of the Permitted Percentage are referred to as Excess Shares. To prevent the percentage of aggregate shares of our capital stock owned by Non-U.S. Citizens from exceeding the Permitted Percentage, we, at our sole discretion, will have the power to redeem all or any number of such Excess Shares. We have the option to redeem the Excess Share for: (i) cash; (ii) Redemption Warrants, which are warrants to purchase one share of our common stock at $.01 per share and do not give the holder any rights as a shareholder; or (iii) Redemption Notes, which are interest-bearing promissory notes with a maturity date of ten years or less. Until such Excess Shares are redeemed, or they are no longer Excess Shares, the holders of such shares will not be entitled to any voting rights with respect to such Excess Shares and we will pay any dividends or distributions with respect to such Excess Shares, if any, into a segregated account.

Noteholder Warrants

The Jones Act, which applies to companies that engage in maritime transportation of merchandise and passengers between points in the United States, requires that, among other things, with respect to a publicly traded company, the aggregate ownership of common stock by Non-U.S. Citizens be not more than 25% of its outstanding common stock. Accordingly, Non-U.S. Citizen creditors who would otherwise be recipients of Successor common stock pursuant to the Plan or the Rights Offerings received, in lieu of Successor common stock, Noteholder Warrants to acquire Successor common stock at an exercise price of $.01 per share.

On the Effective Date, we entered into a warrant agreement, pursuant to which we issued the Noteholder Warrants entitling the holders thereof to purchase an aggregate of 2,956,859 shares of Successor common stock. The Noteholder Warrants are exercisable for a 25-year term commencing on the Effective Date at an exercise price of $.01 per share. Any outstanding Noteholder Warrant that has not been exercised upon maturity of the Noteholder Warrants on November 14, 2042 will be exchanged for Redemption Warrants that will be substantially in the same form of the existing Noteholder Warrants. No Noteholder Warrants were exercised during the period from November 15, 2017 to December 31, 2017.

Equity Warrants

On the Effective Date, we entered into a warrant agreement, pursuant to which we issued the Equity Warrants entitling the holders thereof to purchase an aggregate of 810,811 shares of Successor common stock, exercisable for a 7-year period commencing on the Effective Date at an exercise price of $100.00 per share, subject to adjustment as described in the warrant agreement for the Equity Warrants.

The Equity Warrants contain certain provisions to facilitate our compliance with the U.S. Maritime Laws limiting the ownership of our common stock by Non-U.S. Citizens. No Equity Warrants were exercised during the period from November 15, 2017 to December 31, 2017.

Common Stock Issuances

During 2017, no proceeds were received from the issuance of the Predecessor’s Class A common stock. During 2016, 165,849 shares of Predecessor’s Class A common stock were issued, generating approximately $0.4 million in proceeds. During 2015, 101,179 shares of Predecessor’s Class A common stock were issued generating approximately $0.7 million in proceeds.

Preferred Stock

We are authorized by our Certificate of Incorporation, as amended, to issue up to 5,000,000 shares of preferred stock, $.01 par value per share. No such shares have been issued.

Stock Repurchases

In December 2012, the Predecessor Board of Directors approved a stock repurchase program for up to a total of $100.0 million of our issued and outstanding Predecessor Class A common stock. We did not repurchase any Predecessor Class A common stock in 2017, 2016 or 2015.

(12) OPERATING SEGMENT INFORMATION

Business Segments

We operate our business based on geographic locations and maintain three operating segments: the North Sea, Southeast Asia and the Americas. Our chief operating decision-maker regularly reviews financial information about each of these operating segments in deciding how to allocate resources and evaluate performance. The business within each of these geographic regions has similar economic characteristics, services, distribution methods and regulatory concerns. All of the operating segments are considered reportable segments under FASB ASC No. 280, “Segment Reporting.”

Management evaluates segment performance primarily based on operating income. Cash and debt are managed centrally. Because the regions do not manage those items, the gains and losses on foreign currency remeasurements associated with these items are excluded from operating income. Management considers segment operating income to be a good indicator of each segment’s operating performance from its continuing operations, as it represents the results of the ownership interest in operations without regard to financing methods or capital structures. All significant transactions between segments are conducted on an arms-length basis based on prevailing market prices and are accounted for as such. Operating income and other information regularly provided to our chief operating decision-maker is summarized in the following table (all amounts in thousands):

	North Sea	Southeast Asia	Americas	Other	Total
Successor
Period from November 15 Through December 31, 2017
Revenue	$8,304	$1,368	$3,921	$—	$13,593
Direct operating expenses	5,387	1,047	3,425	—	9,859
Drydock expense	—	—	—	—	—
General and administrative expense	740	382	728	1,557	3,407
Pre-petition restructuring charges	1	—	—	—	1
Depreciation and amortization	2,481	700	1,162	82	4,425
Impairment charge	—	—	—	—	—
Gain on sale of assets and other	—	—	—	—	—

Operating income (loss)	$(305)	$(761)	$(1,394)	$(1,639)	$(4,099)

Predecessor
Period from January 1 Through November 14, 2017
Revenue	$52,217	$8,606	$27,406	$—	$88,229
Direct operating expenses	36,365	7,879	25,577	—	69,821
Drydock expense	4,269	959	204	—	5,432
General and administrative expense	11,987	3,103	6,937	10,342	32,369
Pre-petition restructuring charges	—	—	—	17,861	17,861
Depreciation and amortization	20,173	6,222	19,229	2,097	47,721
Impairment charge	—	—	—	—	—
Gain on sale of assets and other	—	(51)	5,258	—	5,207

Operating income (loss)	$(20,577)	$(9,506)	$(29,799)	$(30,300)	$(90,182)

Year Ended December 31, 2016
Revenue	$76,759	$14,069	$32,891	$—	$123,719
Direct operating expenses	45,872	11,308	25,985	—	83,165
Drydock expense	2,549	588	1,525	—	4,662
General and administrative expense	6,961	5,218	6,876	18,608	37,663
Depreciation and amortization	24,157	8,654	22,008	3,363	58,182
Impairment charge	1,986	50,437	110,385	—	162,808
Gain on sale of assets and other	5,920	2,648	(4)	—	8,564

Operating income (loss)	$(10,686)	$(64,784)	$(133,884)	$(21,971)	$(231,325)

Year Ended December 31, 2015
Revenue	$142,168	$35,524	$97,114	$—	$274,806
Direct operating expenses	84,474	16,483	68,880	—	169,837
Drydock expense	4,112	4,356	6,919	—	15,387
General and administrative expense	9,469	4,296	9,906	23,609	47,280
Depreciation and amortization	28,724	10,419	29,827	3,621	72,591
Impairment charge	22,919	—	129,184	—	152,103
Gain on sale of assets and other	1,244	(59)	(25)	—	1,160

Operating income (loss)	$(8,774)	$29	$(147,577)	$(27,230)	$(183,552)

Successor
As of December 31, 2017
Cash and cash equivalents	$47,686	$2,029	$5,766	$9,132	$64,613
Long-lived assets(a)	203,505	60,890	97,515	2,218	364,128
Total assets	271,759	66,299	118,654	15,243	471,955
Capital expenditures	8	—	—	133	141

Predecessor
Year Ended December 31, 2016
Cash and cash equivalents	$5,436	$3,008	$364	$14	$8,822
Long-lived assets(a)	440,670	149,668	401,425	3,457	995,220
Total assets	465,908	158,671	424,398	3,548	1,052,525
Capital expenditures	12,550	90	2,751	797	16,188

Year Ended December 31, 2015
Cash and cash equivalents	$12,930	$4,911	$1,221	$2,877	$21,939
Long-lived assets(a)	544,904	216,477	499,083	6,022	1,266,486
Total assets	589,934	232,356	529,654	9,308	1,361,252
Capital expenditures	5,992	253	26,602	2,581	35,428

(a)

Vessels under construction are included in other assets until delivered. Revenue, long-lived assets and capital expenditures presented in the table above are allocated to segments based on the location where the vessel is employed, which in some instances differs from the segment where the vessel is legally owned. For the Successor period from November 15, 2017 through December 31, 2017, we had $3.4 million in revenue and $91.7 million in long-lived assets attributed to the United States, our country of domicile. In the Predecessor period from January 1, 2017 through November 14, 2017, we had $16.5 million in revenue attributed to the United States. In 2016, we had $28.5 million in revenue and $371.6 million in long-lived assets attributed to the United States, our country of domicile. In 2015, we had $73.4 million in revenue and $431.7 million in long-lived assets attributed to the United States.

(13) UNAUDITED QUARTERLY FINANCIAL DATA

Summarized quarterly financial data for the Successor period ended December 31, 2017, the Predecessor period ended November 14, 2017 and the Predecessor year ended December 31, 2016 are as follows:

	Predecessor				Successor
	First Quarter	Second Quarter	Third Quarter	Period from October 1 Through November 14, 2017	Period from November 15 Through December 31, 2017
	(In thousands, except per share amounts)
2017
Revenues	$24,359	$24,641	$25,805	$13,424	$13,593
Operating loss	(31,992)	(30,680)	(18,202)	(9,308)	(21,859)
Net loss	(124,815)	(40,547)	(24,643)	(210,914)	3,511
Per share (basic)	$(4.93)	$(1.58)	$(0.94)	$(8.13)	$0.35
Per share (diluted)	$(4.93)	$(1.58)	$(0.94)	$(8.13)	$0.35

	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
2016
Revenues	$38,794	$30,487	$27,821	$26,617
Operating loss	(128,256)	(66,338)	(19,766)	(16,965)
Net loss	(91,182)	(47,580)	(24,729)	(39,488)
Per share (basic)	$(3.66)	$(1.90)	$(0.98)	$(1.57)
Per share (diluted)	$(3.66)	$(1.90)	$(0.98)	$(1.57)